UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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☐	Soliciting Material Pursuant to §240.14a-12

SUBURBAN PROPANE PARTNERS, L.P.

(Name of Registrant as Specified In Its Charter)

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Suburban
One Suburban Plaza • 240 Route 10 West • P.O. Box 206 • Whippany, NJ 07981-0206
Office 973-887-5300
http://www.suburbanpropane.com

June 24, 2009

Dear Suburban Unitholder:

You have previously received proxy materials soliciting your vote in connection with the Tri-Annual Meeting of the Limited Partners of Suburban Propane Partners, L.P. to be held on Wednesday, July 22, 2009. According to our latest records, your proxy vote for this meeting has not been received.

At the Tri-Annual Meeting, we are seeking your approval, among other things, for the adoption of Suburban’s 2009 Restricted Unit Plan, including the authorization of the issuance of 1,200,000 common units of Suburban to be available for grant under the Plan. Our Board of Supervisors believes that this Restricted Unit Plan, among other things, will enhance Suburban’s long-term value by offering opportunities to Suburban’s employees, including our executive officers and Supervisors, to acquire a proprietary interest in Suburban and to link their interests and efforts to the long-term interests of the unitholders.

Under the rules of the New York Stock Exchange, the affirmative vote of a majority of the votes cast by the unitholders is required to approve the 2009 Restricted Unit Plan, provided that the total votes cast on the proposal represent more than 50% of all common units entitled to vote thereon. Therefore, your failure to vote on this proposal will have the same effect as a vote against the proposal.

We need your support.

We urge you to act today, regardless of the number of units you own. For your convenience, you can vote by mail, telephone or over the Internet. If you hold units in “street name” through a broker or other nominee, your units will not be voted on the 2009 Restricted Unit Plan proposal without your specific voting instructions. If you have any questions, or need assistance with voting your units, please call our proxy solicitor, Georgeson Inc., at (800) 213-0409.

Once again, thank you for your continued support.

Best Regards,

Mark A. Alexander
Chief Executive Officer